                                                                     EXHIBIT 11
                                                                     Page 1 of 2


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                 Three Months Ended     Six Months Ended
                                       June 30,             June 30,
                                 ------------------    -------------------
                                   1997      1996         1997      1996
                                 --------  --------     --------  --------
INCOME DATA:

  Net income (loss) applicable
    to common shares             $(64,644) $ 24,099     $(13,395) $ 39,436
                                 ========  ========     ========  ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                        156,119   156,400      156,097   155,578
  Equivalent common shares
    from stock options               -          432         -          405
                                 --------  --------     --------  --------
  Common and common equivalent
    shares                        156,119   156,832      156,097   155,983
                                 ========  ========     ========  ========

EARNINGS PER COMMON SHARE:

  Net income (loss) per common
    and common equivalent shares $  (0.41) $   0.15     $  (0.09) $   0.25
                                 ========  ========     ========  ========

                                                                   EXHIBIT 11
                                                                   Page 2 of 2


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                       (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                 Three Months Ended     Six Months Ended
                                       June 30,             June 30,
                                 ------------------    ------------------
                                  1997      1996        1997      1996
                                 --------  --------    --------  --------
INCOME DATA:

  Net income (loss) applicable
    to common shares             $(64,644) $ 24,099    $(13,395) $ 39,436
                                 ========  ========    ========  ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                        156,119   156,400     156,097   155,578
  Equivalent common shares
    from stock options               -          432        -          405
                                 --------  --------    --------  --------
  Common and common equivalent
    shares                        156,119   156,832     156,097   155,983
                                 ========  ========    ========  ========

EARNINGS PER COMMON SHARE:

  Net income (loss) per common
    and common equivalent shares $  (0.41) $   0.15    $  (0.09) $   0.25
                                 ========  ========    ========  ========